As filed with the Securities and Exchange Commission on March 20, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bimergen Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	93-3419812
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

895 Dove Street, Suite 300
Newport Beach, CA 92660
(Address, including zip code, of Principal Executive Offices)

2025 Equity Incentive Plan
(Full title of the plan)

Vcorp Agent Services, Inc.

108 W. 13th St, Ste 100
Wilmington, DE 19801
(845) 425-0077
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Peter Campitiello, Esq.

Lucosky Brookman LLP
101 Wood Avenue South

Woodbridge, New Jersey 08830

(732) 395-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by Bimergen Energy Corporation, a Delaware Corporation (the “Company”) to register securities issuable pursuant to the Bimergen Energy Corporation 2025 Equity Incentive Plan (the “Plan”). The securities registered hereby consist of 500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company. In addition, the number of shares of Common Stock available under the Plan shall increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2026, and continuing until (and including) the calendar year ending December 31, 2036, with such annual increase equal to the lesser of (i) 10% of the number of shares of Stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the board of directors of the Company.

Pursuant to this Registration Statement, the Company is also registering (i) 88,456 shares issued pursuant to certain restricted stock awards (the “Restricted Stock Awards”), of which 59,170 are unvested, and (ii) 1,414,286 shares issuable upon the exercise of certain stock options (the “Stock Options”). The Restricted Stock Awards were granted on during 2022, 2023 and 2024 pursuant to agreements between the Company and certain directors, officers, employees and contractors. The Stock Options were granted during 2022, 2025, 2024, and 2025 pursuant to an agreement between the Company and directors, officers, employees and contractors.

Information with respect to stock options outstanding and exercisable at the date of this Registration Statement:

	Options Outstanding and Vested or Expected to Vest			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Remaining Contractual Life
$3.50 - $11.20	1,414,286	8.2	$4.53	533,571	$7.8

Information with respect to the RSAs were granted at various times during 2022 – 2024 as detailed below:

Restricted Stock Awards

4/14/2022	23,914
4/19/2022	33,112
11/27/2023	10,714
1/2/2024	3,572
7/1/2024	17,143
88,456

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on May 30, 2025;

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, as filed with the Commission on June 9, 2025, June 30, 2025, as filed with the Commission on August 14, 2025, and September 30, 2025, as filed with the Commission on November 14, 2025;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on February 3, 2025, March 3, 2025, April 15, 2025, June 30, 2025, October 21, 2025 and February 25, 2026.

4.	The description of the Company’s Common Stock which is contained in the Company’s registration statement on Form S-1, as originally filed with the Commission on July 3, 2024, as amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any other document or information deemed to have been furnished and not filed in accordance with Commission rules.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Company by Lucosky Brookman LLP.

Item 6.	Indemnification of Directors and Officers.

Our amended certificate of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent permitted by the Delaware corporation laws. In addition, our amended certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the company. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, We have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises. We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit		Reference		Filing	Filed or Furnished
No.	Exhibit Description	Form	Exhibit	Date	Herewith
3.1	Articles of Incorporation dated March 4, 1998.	10-SB		1/5/2000

3.2	Amended Articles of Incorporation dated April 23, 1998.	10-SB		1/5/2000

3.3	Amended Articles of Incorporation dated January 4, 2002.	10-KSB		5/21/2003

3.4	Amended Articles of Incorporation dated December 19, 2003.	10-KSB		5/20/2004

3.5	Amended Articles of Incorporation dated November 4, 2004.	10-KSB		4/15/2005

3.6	Amended Articles of Incorporation dated September 7, 2005.	10-QSB		11/16/2005

3.7	Certificate of Amendment to Certificate of Incorporation dated September 30, 2015.	8-K		10/7/2015

3.8	Certificate of Amendment to Certificate of Incorporation dated January 20, 2021.	10-K	3.8	3/26/2021

3.9	Certificate of Designations of Preference and Rights of Series A Convertible Preferred Stock dated March 31, 2022.	8-K	3.9	4/4/2022

3.10	Certificate of Amendment to Certificate of Incorporation, as amended, dated April 28, 2022	8-K	3.1	5/2/2022

3.11	By-Laws dated April 23, 1998.	10-SB		1/5/2000

3.12	Certificate of Amendment to Certificate of Incorporation, as amended, dated January 28, 2025.	8-K	3.1	2/3/2025

5.1	Opinion of Lucosky Brookman LLP				X

23.1	Consent of Ramirez Jimenez International CPAs				X

23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)				X

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)				X

99.1	Bimergen Energy Corporation 2025 Equity Incentive Plan				X

107	Filing Fee Table				X

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on March 20, 2026.

BIMERGEN ENERGY CORPORATION

/s/ Robert J. Brilon
Robert J. Brilon
Co-Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors does hereby constitute and appoint Robert J. Brilon or his substitute or substitutes, as his or her true and lawful attorney-in-fact and agent, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of, or in conjunction with, this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorney and agent, or his substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Benjamin Tran	Executive Chairman of the Board	March 20, 2026
Benjamin Tran

/s/ Robert J. Brilon	Director and Co-CEO and Chief Financial Officer and Treasurer	March 20, 2026
Robert J. Brilon	(principal executive and financial and accounting officer)

/s/ Cole W. Johnson	Director and Co-CEO and President	March 20, 2026
Cole W. Johnson

/s/ Van H. Potter	Director	March 20, 2026
Van H. Potter

/s/ James L. Stock	Director	March 20, 2026
James L. Stock

/s/ Montgomery Bannerman	Director	March 20, 2026
Montgomery Bannerman